Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Wednesday, Sept. 3, 2008

Gannett acquires a majority stake in CareerBuilder from Tribune Company

McLEAN, VA and CHICAGO, IL – Gannett and Tribune Company announced today that Gannett has acquired an additional 10 percent stake in CareerBuilder from Tribune for $135 million. The acquisition gives Gannett a 50.8 percent controlling interest in CareerBuilder, the U.S.’s largest online job site.

“CareerBuilder is a terrific company, with great growth potential that just keeps delivering more for Gannett and our partners,” said Craig Dubow, chairman, president and chief executive officer of Gannett Co., Inc. (NYSE: GCI). “We were delighted when the opportunity arose to acquire more of the company while maintaining a good, solid relationship with our partners.

“We are committed to CareerBuilder and want the team there to continue to do what they do best: grow the company, bring in revenues and deliver the best customer service in the jobs space. We don’t expect any major changes,” Dubow said.

“This transaction offers us an excellent opportunity to monetize some of the value CareerBuilder has built over the years, while enabling us to maintain a significant stake in a great online property,” said Sam Zell, Tribune’s chairman and chief executive officer.

Tribune now owns 30.8 percent of CareerBuilder; The McClatchy Company (NYSE: MNI) continues to own 14.4 percent; and Microsoft Corp. (Nasdaq: MSFT) continues to own 4 percent.

Under the new ownership agreement, Gannett has three seats on the six-seat CareerBuilder board of directors. Tribune and McClatchy have one seat each and the chief executive officer of CareerBuilder has one seat.

GANNETT CO., INC. is a leading international news and information company that publishes 85 daily newspapers in the USA, including USA TODAY, the nation’s largest-selling daily newspaper. The company also owns nearly 900 non-daily publications in the USA and USA WEEKEND, a weekly newspaper magazine. Gannett subsidiary Newsquest is the United Kingdom’s second largest regional newspaper company. Newsquest publishes nearly 300 titles, including 17 daily newspapers, and a network of prize-winning Web sites. Gannett also operates 23 television stations in the United States and is an Internet leader with sites sponsored by its TV stations and newspapers including USATODAY.com, one of the most popular news sites on the Web.

Media inquiries:
Tara Connell
Vice President of Corporate Communications
703-854-6049
tjconnel@gannett.com

TRIBUNE is America’s largest employee-owned media company, operating businesses in publishing, interactive and broadcasting. In publishing, Tribune’s leading daily newspapers include the Los Angeles Times, Chicago Tribune, The Sun (Baltimore), South Florida Sun-Sentinel, Orlando Sentinel, Hartford Courant, Morning Call and Daily Press. The company’s broadcasting group operates 23 television stations, WGN America on national cable, Chicago’s WGN-AM and the Chicago Cubs baseball team. Popular news and information Web sites complement Tribune’s print and broadcast properties and extend the company’s nationwide audience. At Tribune we take what we do seriously and with a great deal of pride. We also value the creative spirit and are nurturing a corporate culture that doesn’t take itself too seriously.

Media inquiries:
Gary Weitman
SVP/Corporate Relations
312/222-3394
gweitman@tribune.com